Exhibit 99.1

HANSEN MEDICAL COMPLETES FINANCIAL RESTATEMENT

MOUNTAIN VIEW, Calif., November 16, 2009 – Hansen Medical, Inc. (Nasdaq: HNSN) today announced that it has completed its previously announced financial restatement of its consolidated financial statements for the years ended December 31, 2007 and 2008, for each of the quarters of the year ended December 31, 2008 and for the first two quarters of the year ending December 31, 2009, and has filed with the Securities and Exchange Commission (SEC) its amended Annual Report on Form 10-K/A for the year ended December 31, 2008, which includes a restatement of the financial statements for the year ended December 31, 2007 and December 31, 2008 and its amended Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2008, June 30, 2008, September 30, 2008, March 31, 2009 and June 30, 2009. A table setting forth the impact of the restatement on system and catheter sales, system ASP, revenue, basic and diluted loss per share, cash balance and the current portion of deferred revenue for the effected periods is provided at the end of this press release.

In addition, the company also completed the timely filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2009 within the five day extension period pursuant to Rule 12b-25(b) promulgated under the Securities Exchange Act of 1934. The full description of the restatement and related matters is set forth in the company’s Annual Report on Form 10-K/A for the year ended December 31, 2008, its Quarterly Reports on Form 10-Q/A and its Quarterly Report on Form 10-Q that were filed today with the SEC.

Hansen Medical Conference Call

Company management will hold a conference call to discuss the restatement along with its 2009 third quarter results tomorrow, November 17, 2009 at 5:00 a.m. Pacific (8:00 a.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. A replay of the webcast will be available approximately one hour after the completion of the live call. Additionally, participants can dial into the live conference call by calling 877-941-8632 or 480-629-9821. An audio replay will be available approximately one hour after the completion of the conference call through November 24, 2009, by calling 800-406-7325 or 303-590-3030, and entering access code 4185236.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, Calif., develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. Its first product, the Sensei® Robotic Catheter system, is a robotic navigation system that enables clinicians to place mapping catheters in hard-to-reach anatomical locations within the heart easily, accurately and with stability during complex cardiac arrhythmia procedures. The Sensei system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data and was cleared by the U.S. Food and Drug Administration (FDA) in May 2007 for manipulation and control of certain mapping catheters in Electrophysiology (EP) procedures. The safety and effectiveness of the Sensei system for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei system is cleared for use during EP procedures, such as guiding catheters in the treatment of AF. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to: additional costs and resources necessary to address existing shareholder litigation regarding our restatement; potential claims and proceedings relating to our restatement, such as additional shareholder litigation and any action by the SEC, U.S. Attorney’s Office or other governmental agency which could result in civil or criminal sanctions against the company and/or certain of our current or former officers, directors or employees; other actions taken or required as a result of the restatement; and other risks more fully described in the “Risk Factors” section of Hansen’s quarterly report on Form 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission on November 16, 2009.

“Hansen Medical”, “Hansen Medical Heart Design”, “Hansen Medical & Heart Design”, and “Sensei” are registered trademarks and “Artisan” is a trademark of Hansen Medical, Inc., in the United States and other countries.

# # #

Investor Contact:	News Media Contact:
Steven Van Dick	Amy Cook
650.404.5800	925.552.7893
steve_vandick@hansenmedical.com	amy_cook@hansenmedical.com

Lasse Glassen

Financial Relations Board

213.486.6546

lglassen@mww.com

—Financial Table to Follow—

HANSEN MEDICAL, INC.

SUMMARY IMPACT OF RESTATEMENT

(in thousands, except systems and per share amounts)

(Unaudited)

	2007		2008					2009
	Fourth Quarter	Full Year 2007	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year 2008	First Quarter	Second Quarter
Sensei System Units-As Reported	6	15	8	8	14	10	40	10	3
Impact of Restatement	(1)	(1)	(2)	(3)	(2)	(4)	(11)	—	(1)

Sensei System Units-As Restated	5	14	6	5	12	6	29	10	2

Artisan Catheter Units-As Reported	217	384	401	284	423	513	1,621	601	626
Impact of Restatement	—	—	—	—	(10)	(20)	(30)	30	(50)

Artisan Catheter Units-As Restated	217	384	401	284	413	493	1,591	631	576

Sensei System ASP-As Reported	$634	$625	$674	$614	$715	$601	$658	$585	$556
Impact of Restatement	2	(1)	(33)	(17)	13	75	19	25	115

Sensei System ASP-As Restated	$636	$624	$641	$597	$728	$676	$677	$610	$671

Revenue-As Reported	$4,196	$10,085	$6,244	$5,813	$10,864	$7,312	$30,233	$7,123	$3,306
Impact of Restatement	(621)	(621)	(1,621)	(1,925)	(1,291)	(1,950)	(6,787)	332	(357)

Revenue-As Restated	$3,575	$9,464	$4,623	$3,888	$9,573	$5,362	$23,446	$7,455	$2,949

Basic and diluted net loss per share-As Reported	$(1.10)	$(2.33)	$(0.53)	$(0.60)	$(0.48)	$(0.59)	$(2.21)	$(0.57)	$(0.42)
Impact of Restatement	(0.02)	(0.02)	(0.06)	(0.06)	(0.03)	(0.04)	(0.18)	0.01	—

Basic and diluted net loss per share-As Restated	$(1.12)	$(2.35)	$(0.59)	$(0.66)	$(0.51)	$(0.63)	$(2.39)	$(0.56)	$(0.42)

Cash Balance-As Reported	$30,404		$18,600	$30,837	$25,885	$17,377		$15,671	$19,944
Impact of Restatement	—		—	—	—	—		—	—

Cash Balance-As Restated	$30,404		$18,600	$30,837	$25,885	$17,377		$15,671	$19,944

Current Portion of Deferred Revenue-As Reported	$225		$200	$982	$476	$1,386		$752	$2,080
Impact of Restatement	621		2,242	4,167	5,458	7,408		7,076	6,854

Current Portion of Deferred Revenue-As Restated	$846		$2,442	$5,149	$5,934	$8,794		$7,828	$8,934